PRACTUS

October 27, 2021

PFS Funds

1939 Friendship Drive, Suite C

El Cajon, California 92020

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Fund Services” in the Statement of Additional Information for the Castle Tandem Fund, a series portfolio of the PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 221 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 221 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust

Sincerely, /s/ John H. Lively On behalf of Practus, LLP

JOHN H. LIVELY I MANAGING PARTNER 11300 Tomahawk Creek Pkwy I Ste. 310 I Leawood, KS 66211 I p: 913.660.0778 I c: 913.523.6112 Practus, LLP I John.Lively@Practus.com I Practus.com